SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                               _______________


                                  FORM 8-K
                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


              Date of Report (Date of earliest event reported):
                              December 15, 1997


                           REYNOLDS METALS COMPANY
           (Exact name of registrant as specified in its charter)




   Delaware                  1-1430                 54-0355135
   --------                  ------                 ----------
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                           6601 West Broad Street
                               P.O. Box 27003
                        Richmond, Virginia 23261-7003
                        -----------------------------
                  (Address of Principal Executive Offices,
                             including zip code)


                               (804) 281-2000
            (Registrant's Telephone Number, including area code)

Item 5.   Other Events.

     The Registrant (together with its consolidated subsidiaries, "Reynolds") today announced that it is discussing a potential agreement with Ball Corporation ("Ball") under which Ball would acquire substantially all of Reynolds' global Can business. The Registrant said that no agreement had been reached and that no details of the discussions would be made available until an agreement is signed.

     As previously disclosed, Reynolds has been evaluating a number of opportunities for optimizing the value of its global Can business and its global Packaging and Consumer business.

     "The sale of our Can business would provide substantial financial resources to further strengthen Reynolds' balance sheet and provide funds for other actions designed to enhance shareholder value," said Jeremiah J. Sheehan, Chairman and Chief Executive Officer of the Registrant. "We believe there could be tremendous global potential from a combination of the two organizations."

     "At this time, we have decided to keep and grow our Packaging and Consumer Products business, capitalizing on and building the valuable REYNOLDS brand name in markets around the world," said Mr. Sheehan. "This business is a low-cost producer, is consistently profitable, and is counter cyclical to the aluminum business."

     "If we are able to complete the sale of our Can business, we expect to apply a substantial portion of the proceeds to a stock repurchase program," said Mr. Sheehan. "We believe our restructured global operations are capable of generating adequate funds for anticipated growth opportunities, so we have determined that a stock repurchase program is the best vehicle for applying available funds to maximize shareholder value."

     The details of a stock repurchase program would be subject to the final amount of proceeds; progress on other pending asset sales and the Registrant's previously announced $900 million debt reduction goal; market conditions; and other factors.

     Reynolds is the world's third largest aluminum can manufacturer, with global capacity of approximately 25 billion cans annually. In the U.S., Reynolds operates 14 can plants, two end plants and a can machinery business. Reynolds has a 34% interest in Latas de Aluminio S.A., which operates four can plants and one reclamation plant in Brazil, one can plant in Argentina
and one can plant in Chile.   Reynolds pioneered the all-aluminum can in
1963.

     Ball produces rigid metal and plastic containers, largely for foods and beverages and provides aerospace and other technologies to governmental and commercial customers.

     This announcement contains forward-looking statements. Actual results could differ materially from those that may be projected. Key risk factors that could affect results are summarized in the Registrant's Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 1997 in Item 2 under "Risk Factors". In particular, possible transactions are subject to due diligence reviews, negotiation of agreements, obtaining third party consents, regulatory approvals, and financing.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   REYNOLDS METALS COMPANY



                                   By:    D. Michael Jones
                                          D. Michael Jones
                                          Senior Vice President and
                                          General Counsel

Dated:  December 15, 1997